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INDEPENDENT AUDITORS' REPORT

We consent to the incorporation by reference in Registration Statements Nos. 33-18430, 33-18692, 33-18693 and 33-28019 of Golden Books Family
Entertainment, Inc. (formerly Western Publishing Group, Inc.) on Forms S-8 of our reports dated April 2, 1996, appearing in this Annual Report on Form 11-K of Golden Books Family Entertainment, Inc. for the year ended December 31, 1996.

/s/ Deloitte & Touche LLP
Deloitte & Touche
Milwaukee, Wisconsin
June 30, 1997